                         LICENSE AGREEMENT - CE CAD

     This License Agreement ("Agreement") is entered into as of this 28th day of February, 2001 ("Effective Date") by and between Autopack GmbH, a limited liability company organized under the laws of Germany with an address of Nestorstrasse 36 A, 10709 Berlin, Germany ("Autopack") and GiveMePower Inc., a corporation organized under the laws of Alberta, with an address of Suite 230, 5925 12th Street SE, Calgary, Alberta, Canada T2H 2M3 ("GMP").

Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Autopack and GMP agree as follows:

Definitions:

CE CAD - Collectively refers to computer-aided design software products manufactured by Autopack for use on handheld computers running Windows CE operating system, including updates, upgrades, and documentation relating thereto.

Upgrade - Revision of CE CAD developed by Autopack which provides for some new and different functions, and/or which increases the capacity of CE CAD to process information or do meaningful work.

Update - Software fix or compilation of fixes, which correct functional defects in CE CAD.

OEM - Any business entity or individual that receives CE CAD and integrates, merges, combines, or otherwise incorporates CE CAD into value-added product of its own design (hereafter "VAP"), and pays GMP any fees or monies for each VAP produced that incorporates any part of CE CAD in the result.

Territory - North America.

1.   License.

     (a) Grant. Subject to the terms and conditions of this Agreement, Autopack grants to GMP a license to distribute CE CAD on a non-exclusive basis to end users and OEM's in the Territory. CE CAD shall also include all documentation and technical support materials provided by Autopack relating to CE CAD. GMP shall have the right, at its expense, to make stylistic and cosmetic changes to CE CAD and the documentation and technical support materials; provided, however, that all such modifications shall be subject to Autopack's prior written approval, which approval shall not be unreasonably withheld.

     (b) Transfer of Rights. GMP shall have the right to transfer its rights and obligations under this Agreement to GMP's parent company, Telnet World Communications Inc. ("TWCI"), a Utah company publicly listed on the National Quotation Bureau ("Pink Sheets").

     (c) Restrictions. GMP shall not distribute CE CAD outside the Territory. This restriction shall not, however, prohibit GMP or GMP's OEM customers from distributing VAP's outside of North America.

     (d) Reservation of Rights. Nothing in this Agreement shall be deemed to convey any title or ownership interest in CE CAD to GMP. GMP acknowledges that (i) CE CAD contains valuable trade secrets, (ii) Autopack reserves all rights, title and interest in CE CAD not expressly granted to GMP herein, and
(iii) that Autopack is the sole and exclusive owner of all copyrights, under the laws of all applicable countries, to CE CAD.

     (e) Acknowledgement. Autopack warrants that is has the right to license CE CAD to GMP hereunder, and that to the best of Autopack's knowledge, CE CAD does not infringe upon any intellectual property rights of any third party.

     (f) Warranty. Autopack warrants that CE CAD will perform substantially in accordance with specifications provided by Autopack to GMP. GMP's exclusive remedy and the entire liability of Autopack under this warranty (which is subject to GMP's returning CE CAD to Autopack) will be, at Autopack's option, to replace CE CAD or refund any fees received by Autopack that are attributable to the defective products. Autopack makes no warranty with respect to any other software, nor does Autopack make any warranty regarding the functionality or performance of CE CAD when combined or integrated with any other software. Autopack makes no warranty with

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
                         LICENSE AGREEMENT - CE CAD

respect to any software modifications that have been performed by GMP or any third party. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, AUTOPACK DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2. Trademarks. GMP will have the right to market CE CAD under the names "PowerCAD CE" and "PowerENGINE CE", and to register these trade names as trademarks. It is understood that GMP shall not knowingly use or register any name that is confusingly similar to any name, trade name, trademark or slogan used by Autopack unless prior agreed to in writing by Autopack.

3.   Sales Price, Payment, Sales & Efforts.

     (a) GMP and Autopack shall mutually agree on the sales price to be charged in North America. The parties agree to establish a pricing schedule within thirty (30) days of the Effective Date, to be amended to this Agreement as Exhibit A, and made a part of this Agreement by its inclusion thereof.

     (b) GMP will charge a premium over and above the prices established pursuant to Section 3(a) above for OEM's who wish to use alternate language versions of CE CAD. Autopack and GMP will mutually agree on an alternate language pricing schedule if applicable.

     (c) GMP shall use its best efforts to sell CE CAD within North America. During the term of this Agreement, GMP shall neither develop nor sell any product that competes with CE CAD unless previously agreed to in writing by Autopack.

     (d) Autopack may change the price structure of CE CAD by giving written notice to GMP not less than sixty (60) days prior to the effective date of such change. Any increase in price shall not exceed 10% per annum, unless prior agreed to by both parties. In the event of a price reduction, all CE CAD which has been ordered but not invoiced, prior to the notification date of such a change, will be invoiced at the reduced price.

     (e) The sales price of CE CAD shall be exclusive of local taxes, duties, use or value-added taxes, tariffs, or any other assessments by country, state, or local government to which GMP is obligated. GMP agrees to pay any and all such taxes, duties, or assessments, by any name or definition.

     (f) GMP agrees to provide arrangements and to assume all obligations including payment for any transportation, handling, landing or storage fees and certificates, or for any other fees or certificates required by any of the governments to which GMP is obligated.

     (g)   GMP will deliver a monthly sales report to Autopack pursuant to
Section 6A below. Payment for all CE CAD amounts due to Autopack are due no later that thirty (30) days following each calendar quarter, beginning with the initial quarter ending March 31, 2001.

4. Ongoing Supply of CE CAD Upgrades and Technical Support. Autopack agrees to supply GMP with ongoing CE CAD upgrades and updates as they are completed by Autopack, and technical support during the term of this Agreement in exchange for a percentage of GMP's Net Sales as follows:

     Number of CE CAD Licenses sold by GMP     Percentage of Net Sales Due From GMP to Autopack
     _____________________________________     ________________________________________________
     1-1,000                                   50%

     1,001 - 5,000                             40%

     5,001 - 10,000                            30%

     10,000+                                   25%

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                         LICENSE AGREEMENT - CE CAD

"Net Sales" shall mean the total of all sales by GMP of CE CAD, in either PowerCAD CE or PowerENGINE CE names, calculated as the final selling price of CE CAD to any and all customers by GMP, after deducting any credits for returns actually made and allowed by GMP. In computing Net Sales, no direct or indirect expenses incurred in manufacturing, selling, distributing or advertising (including cooperative and other advertising and promotion allowances) CE CAD shall be deducted, nor shall any deduction be made for uncollectible accounts. Any taxes actually paid may be deducted. Unless otherwise agreed to in writing by Autopack, which approval shall not be unreasonably withheld, sales to any party indirectly related to or affiliated with GMP shall be computed using a price based on arms length sales to third parties. CE CAD shall be deemed to have been sold when invoiced by GMP, or if not invoiced, then when delivered, shipped or paid for, whichever is first. Payments shall be paid no later than thirty days following the end of each calendar quarter for the immediately preceding calendar quarter's Net Sales. All payments under this Section 4 are the absolute obligation of GMP and are not subject to offset.

5.   Obligations.

     (a) Within thirty (30) days of the end of each calendar quarter GMP shall provide Autopack with a list of GMP shipments in US dollars and further locations if applicable. GMP hereby grants Autopack the right to visit GMP's facility during normal business hours to examine such records, provided Autopack has given GMP at least one (1) day notice of such visit. Such visits shall not be conducted more frequently than once per calendar quarter.

     (b) The parties agree to conduct business in a manner which will reflect favorably at all times on each other, and on the goodwill and reputation of each other. The parties shall avoid deception, misleading or unethical practices, and shall avoid misrepresentations of CE CAD or of the warranties, representations, or guarantees of CE CAD to distributors, resellers, or clients.

     (c) The parties agree to bind any and all of its employees who work with the other to confidentiality agreements as defined in Section 10 below and to report any violation by its employees of these confidentiality agreements immediately upon discovering such violation. Each party will assist the other in any prosecution of any such employee should either party desire to enter into prosecution of that person or persons.

     (d) GMP agrees that it will not decompile, reverse engineer, reverse compile, or perform any similar type of operation on CE CAD in any fashion or for any purpose whatsoever without the written consent of Autopack. GMP hereby agrees that such works are derivative works, and as such, are the sole and exclusive property of Autopack.

6. Late Payments. In the event that any payment is not received by Autopack when due, GMP agrees to pay Autopack interest charges at an annual rate of either (i) ten percent (10%), or (ii) five percent (5%) plus the prime rate of interest published by the Wall Street Journal on the date the payment was due, whichever is greater. Such interest shall be calculated from the date payment was due until actually received by Autopack.

7. Indemnity. Autopack shall indemnify, defend, and hold GMP harmless from any claims, judgments, or adjudication against GMP alleging that CE CAD infringes any North American patent or copyright of any third party or parties, provided; (i) GMP shall promptly notify Autopack in writing of any such claim or action, and (ii) Autopack shall have the sole control of the defense of the action or claim and all negotiations for its settlement and compromise; and (iii) GMP has adhered to its obligations under this Agreement and CE CAD is used in accordance with the documentation and specifications provided by Autopack. Should the Software become, or in Autopack's opinion be likely to become, the subject of any claimed infringement or violation of any copyright, patent or other intellectual property right, GMP shall permit Autopack, at its expense and option, either to procure for GMP the right to continue using and representing CE CAD, or to replace or modify CE CAD so that it becomes non-infringing. THIS ARTICLE 7 STATES THE ENTIRE LIABILITY OF AUTOPACK WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADMARKS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY FOR CE CAD AS SUPPLIED BY AUTOPACK.

8. Term. Unless this Agreement is terminated as provided below, the rights and obligations of Autopack and GMP hereunder shall be effective for an initial term of 12 months, commencing as of the date hereof and shall be automatically renewed for successive terms of 12 months, unless either party gives notice in writing of termination at least six (6) months prior to the end of the first or of each subsequent renewed term.

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                         LICENSE AGREEMENT - CE CAD

9. Termination/Survivability. Either party may terminate this Agreement upon three (3) months written notice to the other party following any material breach or omission to the other with respect to any term, representation, warranty, condition, or covenant hereof if, following such notice, the offending party fails to cure and correct such breach or omission prior to the expiration of the 3 month notification period. The termination or expiration of this Agreement shall in no way affect any rights of either party with respect to any breach of this Agreement. Upon the termination or expiration of this Agreement, each party shall pay any moneys owed the other as a result of any extension of credit or any other circumstance incurring debt. This Agreement will remain in force, or provisions equal to its value shall be enacted, upon the sale, or equivalent transfer of business assets or controlling interest of either Autopack or GMP to any other party.

10. Confidentiality. The Parties acknowledge that confidential information provided under this Agreement, including all software, all financial information, and all schedules and scheduling information constitutes a trade secret and, as such, shall be held and maintained in confidence. The Parties agree they will protect the confidentiality of any confidential information provided by the other in a manner consistent with the way they protect their own proprietary information, and shall implement policies and procedures to
ensure the privacy of the other's confidential information.   For the purposes
of this Agreement, "confidential information" shall include only (i) such information disclosed in tangible form that is labeled or marked with the legend "confidential"; and (ii) such information disclosed in oral or visual form, provided that such information is identified by the discloser as confidential at the time of disclosure and is followed up within thirty (30) days of disclosure by a written communication from the discloser to the recipient confirming the disclosure as confidential and summarizing the contents of the disclosure. Confidential information shall not include information that: (a) was in the recipient's possession before receipt from the discloser; (b) is or becomes a matter of public knowledge through no fault of the recipient; (c) is rightfully received by the recipient from a third party without a duty of confidentiality; (d) is disclosed by the discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by the recipient; (f) is disclosed under operation of law; or (g) is disclosed by the recipient with the discloser's prior written approval.

11. Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by the parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (iii) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by each of the parties; and (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first written above.

AUTOPACK GMBH                            GIVEMEPOWER INC.

By: /s/ Wilfried Grabert, President      By: /s/ W.V. Walton, CEO & President

Confidential                                                      Page 4 of 4